Exhibit 99.1

PBF Energy Announces Arrival of First Unit Train at Completed East Coast Rail Facility and Additional Investment in New Rail Infrastructure

PARSIPPANY, N.J.--(BUSINESS WIRE)--February 4, 2013--PBF Energy Inc. (NYSE: PBF) announced today the completion of the second crude oil unloading facility at its subsidiary’s Delaware City Refinery. The construction of the 70,000 barrel per day (bpd) rail facility was announced in mid-2012 and was completed on schedule and on budget. The first unit train of Bakken crude oil is expected to discharge this week with seventeen more unit trains scheduled to arrive in the next two weeks. With the completion of this project, the Delaware City rail facilities are now capable of discharging 110,000 bpd of crude oil directly at the refinery – 40,000 bpd of heavy crude oil and 70,000 bpd of light crude oil.

Tom Nimbley, PBF Energy’s Chief Executive Officer, said, “The completion of this premier rail facility puts our East Coast refining system at a competitive advantage compared to its Atlantic Basin peers. PBF is now able to deliver significant quantities of cost-advantaged North American crude oils directly to Delaware City at very competitive pricing.”

PBF Energy also announced that it has increased its previous guidance on the quantity of Canadian heavy crude that it can process at its Delaware City refinery. Based on the success the company has had running the Canadian heavy crudes to date, PBF Energy plans to increase the discharge capacity of the heavy crude rail unloading facility to 80,000 bpd. Mr. Nimbley further stated, “We believe that Canadian heavy barrels will be the most economic barrels on the market and we intend to take the necessary steps to maximize our exposure to this advantaged crude.”

The new rail project should add an additional 40,000 bpd of heavy crude unloading capability to the existing 40,000 bpd rail facility. The project is anticipated to cost approximately $50 million and to be completed in the fourth quarter of 2013. The project is expected to be approved at the company’s February Board meeting.

PBF Energy further announced that it has entered into agreements for an additional 2,000 coiled and insulated rail cars capable of handling heavy crude oil and 500 general purpose cars. The 2,000 coiled and insulated cars are expected to be delivered beginning in 2014 through the first quarter of 2015 and the 500 general purpose cars will be delivered in 2013. This will bring PBF Energy’s total number of owned or leased coiled and insulated cars to 3,600 and allow the company to move the previously mentioned 80,000 bpd of Canadian heavy crude in its own rail cars.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

Forward-Looking Statements

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s (PBF Energy Inc. and subsidiaries) control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

CONTACT:
PBF Energy Inc.
Investors:
Colin Murray, 973-455-7578
ir@pbfenergy.com
or
Media:
Michael C. Karlovich, 973-455-8994
mediarelations@pbfenergy.com